Exhibit 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
BFC Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-12543) of BFC Financial Corporation of our report dated February 3, 2003, with respect to the consolidated statements of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of BFC Financial Corporation.

Our report refers to a restatement of diluted earnings per share in the consolidated statements of operations for the years ended December 31, 2001 and 2000 to include the proportionate share of a subsidiary's diluted income attributable to potential common shares.

Our report refers to a change in method of accounting for goodwill and intangible assets and for gains and losses on the extinguishment of debt in 2002 and for derivative instruments and hedging activities in 2001.

KPMG LLP

Fort Lauderdale, Florida
March 28, 2003